                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          Exchange Applications, Inc.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                          EXCHANGE APPLICATIONS, INC.
                                89 SOUTH STREET
                                BOSTON, MA 02111

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF EXCHANGE APPLICATIONS, INC.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Exchange Applications, Inc. (the "Company") will be held at the offices of Bingham Dana LLP, 16(th) Floor, 150 Federal Street, Boston, MA 02110, on Wednesday, May 26, 1999, at 10:00 a.m., local time, for the following purposes:

     1. To elect one director of the Company to hold office for a three-year term and until his successor has been duly elected and qualified; and

     2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed March 31, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 1999 Annual Meeting of Stockholders. Accordingly, only stockholders of record at the close of business on March 31, 1999 will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

                                            By order of the Board of Directors

                                            JOHN G. O'BRIEN
                                            Secretary

April 15, 1999

NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE
      ACCOMPANYING PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.

                          EXCHANGE APPLICATIONS, INC.
                                89 SOUTH STREET
                                BOSTON, MA 02111

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the common stock, $.001 par value per share ("Common Stock"), of Exchange Applications, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 26, 1999 (the "Meeting"), or at any adjournment or postponement thereof, pursuant to the accompanying Notice of 1999 Annual Meeting of Stockholders. The purposes of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of 1999 Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Meeting.

     This Proxy Statement and proxies for use at the Meeting will be first mailed to stockholders on or about April 15, 1999, and such proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company. In addition, the Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for the Meeting and expects to pay approximately $1,700 in connection with such proxy solicitation.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposal No. 1 as set forth in the accompanying Notice of 1999 Annual Meeting of Stockholders and in accordance with their best judgment on any other matters that may properly come before the Meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 31, 1999, are entitled to notice of, and to vote at the Meeting, or any adjournment or postponement thereof. The Company had outstanding on March 31, 1999, 9,800,503 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the Meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common stock as of March 31, 1999 of (i) each director or nominee for director of the Company, (ii) executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock. As of March 31, 1999, 9,800,503 shares of Common Stock were outstanding.

                                                      AMOUNT AND NATURE OF        PERCENTAGE OF
                                                      BENEFICIAL OWNERSHIP    OUTSTANDING SHARES OF
                 NAME AND ADDRESS**                    OF COMMON STOCK(1)     COMMON STOCK OWNED(1)
                 ------------------                   --------------------    ---------------------
Entities affiliated with Insight Venture Associates,
  LLC (2)...........................................        3,557,783                  36.3%
  122 East 42nd Street, Suite 2300
  New York, NY 10168

Grant & Partners Limited Partnership (3)............          575,000                   5.9%
  150 Federal Street
  Boston, MA 02110

Andrew J. Frawley (4)...............................        1,007,337                  10.1%
  89 South Street
  Boston, MA 02111

Ramanan Raghavendran (5)............................        3,557,783                  36.3%
  122 East 42nd Street, Suite 2300
  New York, NY 10168

Jeffrey Horing (6)..................................        3,557,783                  36.3%
  122 East 42nd Street, Suite 2300
  New York, NY 10168

David G. McFarlane (7)..............................          164,459                   1.7%

Stewart I.J. Vassie (8).............................           28,876                   *

Patrick A. McHugh (9)...............................           90,000                   *

N. Wayne Townsend (10)..............................           73,625                   *

Dean F. Goodermote (11).............................            6,000                   *

All directors and executive officers as a group
  (twelve persons)..................................        5,134,355                  49.9%

---------------

   * Indicates less than 1% of the outstanding shares of Common Stock.

  ** Addresses are given only for beneficial owners of more than 5% of the outstanding shares of Common Stock.

 (1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following March 31, 1999 are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Includes 1,209,054 shares held by Insight Venture Partners I, L.P., 520,779 shares held by Insight Capital Partners II, L.P. and 61,198 shares held by Insight Capital Partners (Cayman) II, L.P., each of which is under common control with Insight Venture Partners I, L.P. Also includes 1,766,752 shares held by Wexford Insight LLC. Pursuant to a consulting agreement dated as of June 1, 1996, between Insight Venture Management Inc. and Wexford Insight LLC, Insight Venture Partners I, L.P. may vote all of the shares held by Wexford Insight LLC for certain matters. As a result, Insight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all of the shares held by Wexford Insight LLC. In addition, Ramanan Raghavendran and Jeffrey Horing are the managing members of Insight Venture Associates LLC, and as such they may be deemed to be beneficial owners of all of the shares held by Insight Venture Partners I, L.P., Insight Capital Partners II, L.P., Insight Capital Partners (Cayman) II, L.P. and Wexford Insight LLC. The address of Wexford Insight LLC is 411 West Putnam Avenue, Suite 125, Greenwich, Connecticut 06830.

 (3) Alan Grant is the President of Grant & Partners, Inc. and the general partner of Grant & Partners Limited Partnership, and as such he may be deemed to be a beneficial owner of all of the shares held by Grant & Partners Limited Partnership.

 (4) Includes 177,450 shares of Common Stock subject to options that are exercisable within 60 days of March 31, 1999.

 (5) Includes 1,209,054 shares held by Insight Venture Partners I, L.P., 520,779 shares held by Insight Capital Partners II, L.P., 61,198 shares held by Insight Capital Partners (Cayman) II, L.P. and 1,766,752 shares held by Wexford Insight LLC. Mr. Raghavendran is a managing member of Insight Capital Partners and as such he may be deemed to be a beneficial owner of all of the shares held by entities affiliated with Insight Capital Partners. In addition, Insight Venture Partners I, L.P., Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. may be deemed to be beneficial owners of all of the shares held by Wexford Insight LLC (see Note 2), and as a managing member of Insight Capital Partners, Mr. Raghavendran may be deemed to be a beneficial owner of all of the shares held by Wexford Insight LLC.

 (6) Includes 1,209,054 shares held by Insight Venture Partners I, L.P., 520,779 shares held by Insight Capital Partners II, L.P., 61,198 shares held by Insight Capital Partners (Cayman) II, L.P. and 1,766,752 shares held by Wexford Insight LLC. Mr. Horing is a managing member of Insight Capital Partners and as such he may be deemed to be a beneficial owner of all of the shares held by entities affiliated with Insight Capital Partners. In addition, Insight Venture Partners I, L.P., Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. may be deemed to be beneficial owners of all of the shares held by Wexford Insight LLC (see
     Note 2), and as a managing member of Insight Capital Partners, Mr. Horing may be deemed to be a beneficial owner of all of the shares held by Wexford Insight LLC.

 (7) Includes 132,500 shares of Common Stock subject to options that are exercisable within 60 days of March 31, 1999.

 (8) Includes 16,025 shares of Common Stock subject to options that are exercisable within 60 days of March 31, 1999.

 (9) Includes 22,500 shares of Common Stock subject to options that are exercisable within 60 days of March 31, 1999.

(10) Includes 21,375 shares of Common Stock subject to options that are exercisable within 60 days of March 31, 1999.

(11) Includes 5,000 shares of Common Stock subject to options that are exercisable within 60 days of March 31, 1999.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTOR

NOMINEE FOR ELECTION AS DIRECTOR

     The Board of Directors is divided into three classes, with the members of the respective classes serving for staggered three-year terms. The first class is comprised of Jeffrey Horing, the second class is comprised of Dean F. Goodermote and the third class is comprised of Andrew J. Frawley and Ramanan Raghavendran. All directors of a class hold their positions until the annual meeting of stockholders at which their terms of office expire and until their successors have been duly elected and qualified.

     The term of office of Mr. Horing will expire at the Meeting. The Board of Directors has nominated Mr. Horing (the "Nominee") for re-election as a director of the Company to hold office until the annual meeting of stockholders to be held in 2002 and until his successor has been duly elected and qualified. If the Nominee shall be unable or unwilling to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that the Nominee will be unable or unwilling to serve.

     The affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the election of the Nominee.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF. Unless authority to do so is withheld, the persons named in each proxy will vote the shares represented thereby "FOR" the election of the Nominee.

INFORMATION AS TO DIRECTORS AND NOMINEE FOR DIRECTOR

     The names of the directors of the Company (including the Nominee), their ages, their position(s) with the Company, the year in which each first became a director, the expiration of the term of office of each, the principal occupation and employment of each over at least the last five years, and other directorships, if any, of each are shown below.

         NAME           AGE           POSITION(S) HELD          DIRECTOR SINCE   TERM EXPIRES
         ----           ---           ----------------          --------------   ------------
Andrew J. Frawley.....  36    Chairman of the Board,                 1996            2001
                              President, Chief Executive
                              Officer and Director
Ramanan
  Raghavendran........  31    Director                               1997            2001

Jeffrey Horing........  35    Director                               1997            1999

Dean F. Goodermote....  45    Director                               1998            2000

     Mr. Frawley founded the Company in November 1994 and has served as its President and Chief Executive Officer since its incorporation in November 1996. Mr. Frawley was elected Chairman of the Board of Directors of the Company in January 1998. From July 1993 until founding the Company, Mr. Frawley served as a principal of Grant & Partners Limited Partnership, a management consulting company. From

May 1989 to July 1993, Mr. Frawley held various positions at MarketPulse, a subsidiary of Praxis International Inc. and developer and provider of database marketing products, including serving as Vice President of North American Operations. Mr. Frawley has more than 10 years of experience in the high technology industry.

     Mr. Raghavendran has served as a Director of the Company since March 1997. Mr. Raghavendran has served as a member of Insight Venture Associates, LLC and Insight Venture Associates II, LLC, a private equity investment firm, since January 1997. From 1992 to 1996, Mr. Raghavendran was employed at General Atlantic Partners, an investment firm. Mr. Raghavendran also serves on the boards of directors of several privately held companies.

     Mr. Horing has served as a Director of the Company since March 1997. Mr. Horing has served as a managing member of Insight Venture Associates, LLC and Insight Venture Associates II, LLC, a private equity investment firm, since January 1995. From 1990 to 1994, Mr. Horing was employed at E.M. Warburg Pincus, an investment firm. Mr. Horing also serves on the boards of directors of several privately held companies.

     Mr. Goodermote has been a Director of the Company since January 1998. Mr. Goodermote has been the President and Chief Executive Officer of Process Software Corporation, a software development company, since August 1996. From August 1986 to August 1996, Mr. Goodermote held various positions at Project Software and Development, Inc., including President and Chief Operating Officer. He was Chairman of the Board of Directors at Project Software and Development, Inc. through February 1997. Mr. Goodermote is a director of First International Bank, N.A., a wholly owned subsidiary of First International Bancorp, Inc., and is also on the board of directors of several privately held software companies. Mr. Goodermote has more than 15 years of experience in the high technology industry.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors has established an Audit Committee and a Compensation Committee, but not a nominating committee. The Audit Committee met one time during the 1998 fiscal year. The functions of the Audit Committee include reviewing the scope and results of the annual audit of the Company's consolidated financial statements provided by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, as well as other matters which may come before the Audit Committee. The members of the Audit Committee during the 1998 fiscal year were Mr. Raghavendran and Mr. Goodermote. The Compensation Committee met one time during the 1998 fiscal year. The Compensation Committee's principal functions are to review and approve salary plans and bonus awards, as well as other forms of compensation. The members of the Compensation Committee during the 1998 fiscal year were Mr. Horing and Mr. Goodermote.

     During the 1998 fiscal year, the Board of Directors held four meetings. No director attended fewer than seventy-five percent (75%) of the Board meetings and the meetings of Board committees on which he served. The Board of Directors periodically acted by unanimous written consent in 1998, pursuant to Delaware law.

COMPENSATION OF DIRECTORS

     Mr. Frawley is a director who is a full-time officer of the Company; he receives no additional compensation for serving on the Board of Directors or its committees. No other director is a full-time officer of the Company. On January 30, 1998, the Company granted to Mr. Goodermote an option to purchase 20,000 shares of Common Stock at an exercise price of $1.35 per share, vesting over a four-year period. The

Directors' Stock Option Plan, approved on July 15, 1998, provides for the grant of stock options to non-employee directors. Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board or any committee thereof. The Company may enter from time to time into customary arrangements with respect to fees and other compensation (including expense reimbursement) for directors who are not employees of the Company or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth certain compensation information for the fiscal years ended December 31, 1998 and 1997 with respect to the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") whose 1998 compensation exceeded $100,000.

                                                                       LONG-TERM COMPENSATION
                                                                               AWARDS
                                                      ANNUAL          -------------------------
                                                  COMPENSATION(1)     RESTRICTED    SECURITIES
               NAME AND                         -------------------      STOCK      UNDERLYING      ALL OTHER
          PRINCIPAL POSITION            YEAR     SALARY     BONUS      AWARDS(2)    OPTIONS(#)    COMPENSATION
          ------------------            ----     ------     -----      ---------    ----------    ------------
Andrew J. Frawley.....................  1998    $200,000   $100,000   $16,661,664     105,000            --
  Chairman of the Board,                1997    $200,000   $100,000   $ 2,319,440     151,200            --
  President and Chief
  Executive Officer
David G. McFarlane....................  1998    $139,375   $134,723            --      30,000            --
  Chief Operating Officer               1997(3) $ 78,757   $ 47,500            --     300,000            --
Stewart I.J. Vassie...................  1998    $124,256   $152,633            --      71,600            --
  Vice President,                       1997(4) $ 45,224   $ 79,305            --      20,000            --
  European Operations
Patrick A. McHugh.....................  1998    $125,417   $ 89,966   $   736,088      10,000            --
  Vice President,                       1997    $110,000   $175,089   $    81,975      80,000            --
  Marketing
N. Wayne Townsend.....................  1998    $134,375   $ 77,762   $   736,088      11,500            --
  Vice President,                       1997    $125,000   $ 85,000   $    81,975      74,000            --
  Financial Services Solutions

---------------

(1) Excludes certain perquisites and other benefits the amount of which did not exceed 10% of the employee's total salary and bonus.

(2) Represents the value of vested restricted stock at December 31, 1997 and December 31, 1998 using a fair market value for the Common Stock of $3.28 and $19.63 per share, respectively.

(3) Mr. McFarlane joined the Company in June 1997 and his salary and bonus reflect compensation earned in the latter half of 1997.

(4) Mr. Vassie joined the Company in July 1997 and his salary and bonus reflect compensation earned in the latter half of 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1998.

                                                PERCENT
                              NUMBER OF         OF TOTAL
                             SECURITIES         OPTIONS
                             UNDERLYING        GRANTED TO                                GRANT DATE
                           OPTIONS GRANTED    EMPLOYEES IN    EXERCISE OR    EXPIRATION   PRESENT
NAME                           (SHARES)        FISCAL 1998     BASE PRICE        DATE      VALUE(1)
----                       ---------------    ------------    -----------    ----------  ----------
Andrew J. Frawley........      105,000            8.4%          $ 3.85         3/31/03    $249,039
David G. McFarlane.......       30,000            2.4%          $ 3.50         3/31/08    $ 64,686
Stewart I.J. Vassie......       50,000            4.0%          $10.00        11/10/08    $306,995
Stewart I.J. Vassie......       20,000            1.6%          $ 1.35         1/30/07    $ 16,634
Stewart I.J. Vassie......        1,600            0.1%          $ 3.50         3/31/08    $  3,450
Patrick A. McHugh........       10,000            0.8%          $ 3.50         3/31/08    $ 21,562
N. Wayne Townsend........       11,500            0.9%          $ 3.50         3/31/08    $ 24,796

---------------

(1) Based on the Black-Scholes pricing model suggested by the Securities and Exchange Commission. The estimated values under that model are based on the following assumptions: (i) expected volatility of 79%; (ii) expected life of four years; and (iii) risk-free interest rate of 5.4%. No dividends on common stock were assumed for purposes of this estimate.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the stock options exercised during the fiscal year ended December 31, 1998, and the unexercised stock options held at the end of such fiscal year by the Named Executive Officers.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                       OPTIONS HELD AT            IN-THE-MONEY OPTIONS
                          SHARES                    DECEMBER 31, 1998(1)          DECEMBER 31, 1998(2)
                         ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                    ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   --------   -----------   -------------   -----------   -------------
Andrew J. Frawley.....        --            --     177,450         78,750      $3,273,417     $1,242,675
David G. McFarlane....    25,000      $246,250     107,500        197,500      $2,018,975     $3,663,050
Stewart I.J. Vassie...        --            --      16,025         75,575      $  268,796     $  979,712
Patrick A. McHugh.....    15,000      $147,750      22,500         52,500      $  419,925     $  975,075
N. Wayne Townsend.....     9,000      $ 88,650      21,375         55,125      $  397,504     $1,021,691

---------------

(1) "Exercisable" refers to those options which were both exercisable and vested, while "Unexercisable" refers to those options which were unvested.

(2) Based on the difference between the aggregate exercise price and the closing price of the Common Stock of $19.63 per share on the Nasdaq National Market as of December 31, 1998.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Mr. Frawley, the Company's President and Chief Executive Officer, is employed pursuant to an employment agreement with the Company, dated November 15, 1996 (the "Employment Agreement"). Under the terms of the Employment Agreement, Mr. Frawley's annual base salary is set at $200,000, and he is entitled to a performance bonus upon the Company's achievement of certain profitability performance milestones and Mr. Frawley's corporate citizenship performance, as assessed by the Board of Directors. Mr. Frawley received a base salary of $200,000 in 1998 and a performance bonus of $100,000. Mr. Frawley's employment with the Company may be terminated by the Company at any time with or without cause, subject to the requirements of applicable law. Upon termination of the Employment Agreement and Mr. Frawley's employment by the Company, Mr. Frawley is not entitled to any severance benefits other than as may be required by applicable law.

     None of the Company's other executive officers has entered into an employment agreement with the Company, and all serve at the discretion of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company.

                         COMPENSATION COMMITTEE REPORT
                       ON EXECUTIVE OFFICER COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's compensation philosophy is that executive officer compensation should reflect the value created and protected for stockholders, while furthering the Company's short- and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Short- and long-term compensation should provide an incentive for the achievement of strategic goals, be tied to the Company's achievement of quarterly performance targets and attract and retain qualified executive officers essential to the long-term success of the Company. Accordingly, the Company's executive officer compensation package consists of three primary components: base salary, quarterly and annual cash bonuses and grants of stock options, including stock options whose vesting may be accelerated at the end of the year based on the achievement of well-defined fiscal and professional objectives at the beginning of such year.

     In evaluating its executive officers' performance, the Company generally follows the process outlined below:

     - Prior to or shortly after the beginning of each fiscal year, the Company sets goals and objectives that are reviewed with, and ultimately approved by, the full Board of Directors. The Chief Executive Officer reports to the Board on the Company's progress toward the achievement of these goals and objectives throughout the year at Board meetings and at other times as necessary.

     - The Chief Executive Officer submits for the Compensation Committee's consideration at the end of the fiscal year the amount of proposed compensation (following fiscal year base salary, current fiscal year cash bonus and stock option awards) for himself and for the Company's other executive officers. The executive officers' fiscal year cash bonus is payable upon the achievement of well-defined objectives established at the beginning of each year. In addition, some executive officers have been granted performance-based stock options whose vesting may be accelerated based on the achievement of fiscal and professional objectives established at the beginning of each fiscal year. The following fiscal year base salary, as well as current year stock option awards, are based on more subjective factors, including the Board of Directors' evaluation of the Company's success in meeting its strategic objectives during the most recent fiscal year and the Chief Executive Officer's subjective evaluation of each executive officer's individual performance relative to a set of pre-determined individual performance objectives.

     - The Compensation Committee acts upon the recommendations made with respect to the executive officers after weighing the Board of Directors' evaluation of the Company's overall achievements for the year, the Chief Executive Officer's discussion of each executive officer's individual performance for the year and each executive officer's current level of compensation. The Compensation Committee performs a comprehensive review of the compensation paid to the Company's executive officers. That review, combined with the Compensation Committee members' general industry experience, enables the Compensation Committee to assess whether proposed compensation levels are in keeping with industry norms.

     - The Compensation Committee applies the same criteria in evaluating the Chief Executive Officer's cash compensation as that applied to the other executive officers of the Company as previously explained.

COMPENSATION FOR FISCAL 1998

  Chief Executive Officer Compensation

     In January 1998, the Compensation Committee set Mr. Frawley's 1998 annual base salary at the same $200,000 level paid in 1997. In addition, the Compensation Committee recommended, and the Board of Directors approved, a grant of an option to purchase 105,000 shares of Common Stock. The Compensation Committee felt that 1998 would be a critical year for the Company, with many operational milestones targeted for that year. These items included the material expansion of London-based European operations, the opening of an Australian office to service the Pacific Rim, the achievement, for the first time in Company history, of quarterly profitability, and the proposed completion of an initial public stock offering. It was the Compensation Committee's belief that Mr. Frawley's 1998 base salary, as well as the 1998 stock option award, was commensurate for his performance.

     In January 1999, the Compensation Committee determined that Mr. Frawley achieved the major objectives of the previous year and awarded Mr. Frawley a bonus accordingly. The actual bonus granted to Mr. Frawley for fiscal 1998 was $100,000, which was paid based on the achievement of quarterly objectives throughout the year. In addition, the Compensation Committee set Mr. Frawley's 1999 annual base salary at $275,000, representing a level commensurate with chief executive officers in other public companies who are of similar size and growth characteristic.

  Report on Executive Compensation

     In January 1998, Mr. Frawley recommended, and the Compensation Committee accepted, base salary increases for the executive staff of up to 12%. The increases were determined after reviewing performance against goals and objectives set for the year and also against salaries of similar positions in comparable companies.

     The executive officers' stock options awarded during the year to executive officers who were employed as of January 1, 1998, other than Mr. Frawley, amounted to 69,500 shares of common stock. In addition, the Compensation Committee approved the vesting of options to purchase 55,250 shares of Common Stock for the executive staff, granted as part of performance-based stock options whose vesting is tied to the achievement of personal and Company objectives.

  Conclusion

     The Company does not believe that section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company.

     The Compensation Committee believes that the total 1998-related compensation of the Chief Executive Officer and each of the executive officers, as described above, is fair and is within the range of compensation for executive officers in similar positions at comparable companies.

                                            Compensation Committee

                                            Jeffrey Horing and
                                            Dean F. Goodermote

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the Nasdaq Stock Market Index and to a peer group index since December 8, 1998 (the effective date of the Company's initial public offering of the Common Stock). The peer group is comprised of Clarify Inc., HNC Software Inc., Siebel Systems, Inc. and the Vantive Corporation. The comparison assumes $100 was invested on December 9, 1998 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance on the graph below is not necessarily indicative of future stock price performance.

                                                        EXCHANGE                  NASDAQ MARKET
                                                   APPLICATIONS, INC.                 INDEX                 PEER GROUP INDEX
                                                   ------------------             -------------             ----------------
12/9/98                                                  100.00                      100.00                      100.00
12/31/98                                                 129.22                      113.16                      120.57

                     ASSUMES $100 INVESTED ON DEC. 09, 1998
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1998

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As evidenced by a Promissory Note (the "Note"), dated as of December 4, 1997, in the original principal amount of $124,997.73, the Company loaned to Mr. Frawley the total amount of the purchase price for 38,249 shares of Series B Convertible Preferred Stock purchased by Mr. Frawley under the Stock Purchase and Waiver Agreement, dated as of December 4, 1997. The Note bears interest at 8% per annum and is secured by 38,249 shares of Common Stock owned by Mr. Frawley. The largest aggregate amount of the indebtedness outstanding at any time during 1998 was $135,747.64. As of April 2, 1999, the outstanding balance of the indebtedness under the Note was $138,247.60.

     The Company adopted a policy in 1998 that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates, will be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     From time to time, the Company has retained the services of the law firm of Bingham Dana LLP. The Company's legal fees to Bingham Dana LLP in 1998 exceeded $300,000. Neil W. Townsend, a partner at Bingham Dana LLP, is the brother of N. Wayne Townsend, Vice President, Financial Services Solutions.

     As part of the settlement of his January 1998 divorce proceeding, John G. O'Brien, Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, voluntarily filed a bankruptcy petition under Chapter 13 of the federal bankruptcy code. The Company does not believe that the filing of such petition or the related circumstances reflects on Mr. O'Brien's ability or integrity as an executive officer of the Company.

     For a description of certain transactions and certain employment and other arrangements between the Company and certain of its directors and executive officers, see "Compensation of Directors," "Executive Compensation" and "Executive Employment Agreements."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, its executive (and certain other) officers, and any persons holding more than 10 percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1998. A Form 3 Initial Statement of Beneficial Ownership of Securities was not filed on a timely basis with the SEC by the following individuals and entities: David L. Fitzgerald, Andrew J. Frawley, F. Daniel Haley, David G. McFarlane, David D. McGonagle, Patrick A. McHugh, John G. O'Brien, N. Wayne Townsend, Stewart I.J. Vassie, Dean
F. Goodermote, Ramanan Raghavendran, Jeffrey Horing, Wexford Insight LLC and the entities affiliated with Insight Venture Associates.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company not later than November 15, 1999, for inclusion in the Board of Directors' proxy statement and form of proxy relating to such annual meeting.

                                 OTHER BUSINESS

     Representatives of Arthur Andersen LLP, the Company's independent public accountants, are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     The Board of Directors knows of no other business to be acted upon at the Meeting. However, if any other business properly comes before the Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Meeting, please sign the proxy and return it in the enclosed envelope.

                           ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which includes financial statements, has been filed with the SEC. Copies of the Annual Report on Form 10-K may be obtained by stockholders of the Company without charge upon written request to the Secretary of the Company at the address set forth below.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            JOHN G. O'BRIEN
                                            Secretary
                                            Exchange Applications, Inc.
                                            89 South Street
                                            Boston, MA 02111

April 15, 1999

                                     PROXY

                           EXCHANGE APPLICATIONS, INC.
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                ANNUAL MEETING OF STOCKHOLDERS ON MAY 26, 1999

     The undersigned hereby appoints Andrew J. Frawley and John G. O'Brien and each of them proxies, each with full power of substitution, to vote at the Annual Meeting of Stockholders of EXCHANGE APPLICATIONS, INC. to be held on May 26, 1999 (including any adjournment or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the ballot on the reverse side on the matters listed on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

1: ELECTION OF ONE CLASS I DIRECTOR:

   Nominee: Jeffrey Horing
   -------
     FOR   [ ]      [ ] WITHHELD
   NOMINEE                FROM
                        NOMINEE

This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no contrary specification is made, this proxy will be voted FOR the election of the nominee of the Board of Directors and upon such other business as may properly come before the meeting in the appointed proxies' discretion.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Please date, sign as name appears below, and return this proxy in the enclosed envelope, whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

(Executors, administrators, trustees, custodians, etc., should indicate capacity in which signing. When stock is held in the name of more than one person, each person should sign the proxy.)


Signature: _____________________________________ Date: _______________________

Signature: _____________________________________ Date: _______________________